EXHIBIT 10.2

Amendment No 1 to Securities Purchase Agreement

This Amendment No. 1 to the Securities Purchase Agreement (the “Amendment”) is dated as of August 9, 2022, between Synthetic Biologics, Inc., a Nevada corporation (the “Company”), and MSD Credit Opportunity Master Fund, L.P. (including its successors and assigns, the “Purchaser”) and amends the Securities Purchase Agreement (the “Agreement”) dated as of July 28, 2022 that was entered into between the Company and Purchaser.

RECITALS

A.The Company and the Purchaser entered the Agreement providing for the purchase by Purchaser from the Company of 275,000 shares of the Company’s Series C preferred stock, par value $0.001 per share (the “Series C Preferred Stock”) and 100,000 shares of the Company’s Series D preferred stock, par value $0.001 per share (the “Series D Preferred Stock” and together with the Series C Preferred Stock, the “Preferred Stock”), that are convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

B.The Company and the Purchaser desire to amend the terms of certain provisions of the Agreement relating to the voting of the Series C Preferred Stock in order to comply with Section 122 of the NYSE American Company Guide.

C.In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

In order to comply with Section 122 of the NYSE American Company Guide, the Purchaser irrevocably agrees to submit only 1,549,295 of the votes that it would otherwise be entitled to vote, despite owning and otherwise being entitled to vote an additional 253,983 shares of Series C Preferred Stock.

2.	Section 4.9 (b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) Purchaser covenants to (i) vote, and, if applicable, shall cause its Affiliates to submit 1,549,295 votes in favor of any resolution presented to the shareholders of the Company for the purpose of obtaining the Stockholder Approvals, and (ii) promptly upon request by the Company, grant the Company (or its designee) an irrevocable proxy, in form and substance reasonably satisfactory to Purchaser, to submit 1,549,295 votes in accordance with clause (i) above, in each case, in accordance with the provisions of the Series C Certificate of Designations.”

D.Except as specifically amended by this Amendment No. 1, the Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect in accordance with the terms thereof and are hereby ratified and confirmed.

E. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Company or the Purchaser under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

F.The substantive laws of the State of New York applicable to agreements made and to be performed entirely within such state shall govern the validity, construction, enforcement and interpretation of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

SYNTHETIC BIOLOGICS, INC.

By:	/s/ Steven A. Shallcross

Name:	Steven A. Shallcross
Title:	Chief Executive Officer

MSD CREDIT OPPORTUNITY MASTER FUND, L.P.

By:	/s/ Marcello Liguori

Name:	Marcello Liguori
Title:	Managing Director